Exhibit 10.1

AMENDMENT NO. 1 TO

STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”), dated as of May 20, 2003, is by and between INTERLEUKIN GENETICS, INC., a Delaware corporation (the “Company”), and PYXIS INNOVATIONS INC., a Delaware corporation (“Pyxis” or “Investor”).

The Company and Pyxis are parties to a Stock Purchase Agreement dated as of March 5, 2003 (the “Agreement”).  Capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Agreement.

                                The parties agree as follows:

1.                                       Section 5.1 of the Agreement is hereby amended to add the following at the end of said section:  “The Investor agrees to vote its shares of Preferred Stock at the Company’s next annual meeting of stockholders in favor of (i) increasing the Company’s authorized preferred stock from 5,000,000 shares to 6,000,000 shares and (ii) increasing the Company’s authorized Common Stock from 50,000,000 to 75,000,000.  In exchange, the Company agrees to not issue, by merger or otherwise, any Common Stock or preferred stock other than in a Permitted Issuance (as defined in Section 5.3 below) without the vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock.  The Company’s obligation under this Section 5.1 shall terminate at such time as the Investor and its Affiliates own less than 40% of the shares of Preferred Stock issued pursuant to this Agreement. The Company acknowledges that money damages alone would be an inadequate remedy for any breach or threatened breach by Company of this Section and that, in addition to any other rights and remedies Pyxis may have for any such breach or threatened breach, the Investor shall have the right to seek injunctive and other equitable relief, including specific performance.  For the purposes of this Section 5.1, “Permitted Issuances” means the issuance of shares of Common Stock, preferred stock or rights to acquire either of the foregoing by the Company (i) upon conversion or exercise of any convertible securities, options, or warrants outstanding prior to the date hereof; (ii) to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved prior to the date hereof by the Company’s Board of Directors; (iii) up to an aggregate of 500,000 shares to persons or entities in connection with equipment leasing arrangements, bank or other institutional loans, or strategic research partnerships and where the principal purpose of such issuance is not equity financing; (iv) as a result of any stock split, combination, dividend, distribution, reclassification, exchange or substitution; and (v) in an equity financing transaction approved by at least a majority of the directors elected by the Investor.”

2.                                       Except as amended hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.                                       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws.

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This Amendment No. 1 to the Stock Purchase Agreement is signed as of the date first written above.

INTERLEUKIN GENETICS, INC

By:	/s/ Fenel M.. Eloi
Fenel M. Eloi
Its Chief Financial Officer

PYXIS INNOVATIONS INC.

By	/s/ Janice Jackson
Janice Jackson
Its Duly Authorized Agent

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